QuickLinks -- Click here to rapidly navigate through this document

As filed with the U.S. Securities and Exchange Commission, via EDGAR, on September 28, 2005

SEC Registration No. 333-128081

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

GMH Communities Trust
(Exact name of registrant as specified in its governing instruments)

10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph M. Macchione, Esquire
Senior Vice President and General Counsel
10 Campus Boulevard, Newtown Square, Pennsylvania 19073
(610) 355-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000 (215) 963-5001 (facsimile)	Daniel M. LeBey, Esquire S. Gregory Cope, Esquire Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (facsimile)

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$13,536
NASD filing fee	12,000
NYSE listing fee	64,681
Printing and engraving fees	430,000
Legal fees and expenses	325,000
Accounting fees and expenses	725,000
Blue sky fees and expenses	10,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	14,783

Total	$1,600,000

All costs and expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties.

        The Registrant has not sold any common shares of beneficial interest within the six-month period preceding the date on which this Registration Statement was filed with the Securities and Exchange Commission.

        From January 2005 through the date of filing of this Registration Statement with the Securities and Exchange Commission, the Registrant has issued 29,228 restricted common shares of beneficial interest to non-employee members of its board of trustees. These shares were issued pursuant to the Registrant's Equity Incentive Plan, and the issuances were registered on the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853).

        On March 22, 2005, GMH Communities, LP, the Registrant's operating partnership, issued to several executive officers and other employees of the Registrant, and to an employee of an entity affiliated with Gary M. Holloway, Sr., approximately 141,549 units of limited partnership interest in the operating partnership. The units were issued to Gary M. Holloway, Sr., chairman, president and chief executive officer of the Registrant; Bruce F. Robinson, president of the Registrant's military housing division; Joseph M. Coyle, president of the Registrant's student housing division; Robert DiGiuseppe, an employee of an entity wholly owned by Mr. Holloway; and Denise Hubley, an officer of the Registrant. The units were issued as consideration for the contribution to the operating partnership of interests in two entities that owned two student housing properties acquired by the operating partnership on March 22, 2005. The units of limited partnership interest were valued based on the average of the closing prices of the common shares of the Registrant as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the last trading day before the closing date of the acquisitions, which was $11.99 per share, and had a total value of $1,697,173.

Item 33. Recent Sales of Unregistered Securities.

        On June 1, 2004, we sold to Gary M. Holloway, Sr. 1,000 common shares of beneficial interest for cash consideration of $1,000. These shares were cancelled in connection with the reorganization of GMH Communities, LP, in which GMH Communities Trust, through a wholly owned subsidiary, became the sole general partner and a limited partner of GMH Communities, LP. The reorganization of GMH Communities, LP occured in connection with the closing of our initial public offering. These shares were sold in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On July 27, 2004, GMH Communities, LP sold partnership interests to two entities wholly owned by Mr. Holloway and two entities affiliated with Vornado Realty Trust ("Vornado") and sold to Vornado's operating partnership a warrant to purchase units of limited partnership interest in GMH Communities, LP or common shares of GMH Communities Trust. In exchange for his partnership interests, Mr. Holloway contributed to GMH Communities, LP, our initial student housing properties, interests in our military housing privatization projects and other assets, as described in "Our Business and Properties—Our Formation Transactions" in the prospectus that forms a part of this Registration Statement. In exchange for its partnership interests, Vornado contributed to GMH Communities, LP its commitment to fund $159.0 million in cash. Vornado paid GMH Communities, LP $1.0 million in cash for the aforementioned warrant. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On November 2, 2004, in connection with the reorganization of GMH Communities, LP described above, GMH Communities, LP:

  •
  exchanged certain previously existing Class A limited partnership interests and managing general partnership interests held by Gary M. Holloway, Sr. for 23,328,444 limited partnership units in GMH Communities, LP;

  •
  issued 28,571,429 limited partnership interests, representing a 45% limited partnership interest and a 1% general partnership interest in the operating partnership, to GMH Communities Trust in exchange for its contribution to the partnership of the net proceeds of the initial public offering of GMH Communities Trust;

  •
  issued 2,214,286 limited partnership interests, representing a 4% limited partnership interest, to FW Military Housing LLC in exchange for its contribution of the remaining 90% membership interests in an entity that owns a military housing privatization project; and

  •
  issued 575,306 limited partnership interests, representing a 1% limited partnership interest, to an affiliate of Vornado in exchange for the contribution by Vornado of its 90% in New Towmed, LLC.

        These partnership interests were issued in accordance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On November 2, 2004, the closing date of the Registrant's initial public offering, Vornado exercised the warrant to purchase 6,666,667 units of limited partnership interest in GMH Communities, LP at a price of $7.50 per unit. These partnership interests and the warrant were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On March 22, 2005, Gary M. Holloway, Sr., four other employees of the Registrant, including two executive officers of the Registrant, and an employee of an entity owned by Mr. Holloway, were sold 138,023 units of limited partnership interest in GMH Communities, LP as partial consideration for their contribution to our operating partnership of ownership interests in two student housing properties that our operating partnership acquired for a total purchase price of $38.2 million. These partnership interests were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On June 30, 2005, GMH Communities, LP issued 1,940,282 units of limited partnership interest to SouthView LLC and Stone Gate LLC as partial consideration for their contribution to the operating partnership of two student housing properties. These partnership interests were sold in accordance with exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Trustees and Officers.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which eliminates the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee or officer, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in any such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses. In accordance with Maryland law we are required, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by the trustee or officer or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b)
Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit	Description of Document
1.1+	Form of Underwriting Agreement.
3.1+
Articles of Amendment and Restatement of the Declaration of Trust of the Registrant (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
3.2+
Bylaws of the Registrant (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
3.3+
Form of Second Amended and Restated Agreement of Limited Partnership of GMH Communities, LP (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
5.1**	Opinion of Venable LLP, with respect to the legality of the shares being registered.
8.1+	Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.
10.1+
Contribution Agreement, dated July 27, 2004, by and among GMH Communities, LP, GMH Communities GP, LLC and GMH LP LLC (Incorporated by reference from the Registrant's Amendment No. 1 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on August 11, 2004, as amended (File No. 333-116343)).
10.2†+
Employment Agreement by and between the Registrant and Gary M. Holloway (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.3†+
Employment Agreement by and between the Registrant and Joseph M. Coyle (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).

10.4†+
Employment Agreement by and between the Registrant and Bruce F. Robinson (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.5†+
GMH Communities Trust Deferred Compensation Plan (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.6†+
GMH Communities Trust Equity Incentive Plan (Incorporated by reference from the Registrant's Amendment No. 7 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 27, 2004, as amended (File No. 333-116343)).
10.7+
Warrant, dated July 27, 2004, as amended on October 28, 2004, issued to Vornado Realty L.P., by GMH Communities Trust and GMH Communities, LP (Incorporated by reference from the Registrant's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2005).
10.8+
Contribution Agreement, effective as of October 18, 2004, by and among GMH Communities, LP, Corporate Flight Services, Inc., GH 353 Associates, Inc., LVWD, Ltd., GMH Capital Partners Asset Services, LP and Gary M. Holloway (Incorporated by reference from the Registrant's Amendment No. 6 to its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 26, 2004, as amended (File No. 333-116343))
10.9+
Aircraft Lease Agreement, effective as of August 11, 2005, by and among Corporate Flight Services, LLC, College Park Management, LLC, GMH Military Housing Management, LLC and GMH Communities, LP (Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 12, 2005).
10.10+
Credit Agreement dated as of November 8, 2004, among GMH Communities, LP, a Delaware limited partnership, the Registrant, each Subsidiary of the Trust that becomes a borrower, each lender, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 12, 2004).
10.11+
First Amendment of Credit Agreement, dated as of November 23, 2004, among GMH Communities, LP, a Delaware limited partnership, the Registrant, each Subsidiary of the Trust that becomes a borrower, Bank of America, N.A., as a Lender, as Administrative Agent, Swing Line Lender and L/C Issuer and the following Lenders: Eurohypo AG, New York Branch, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas, Merrill Lynch Bank USA, Morgan Stanley Bank, and Bank Midwest (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 2004).

10.12+
Second Amendment and Waiver to Credit Agreement, dated August X, 2005, by and among GMH Communities, LP, GMH Communities Trust ("Trust"), each subsidiary of the Trust that becomes a borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the following lenders: Eurohypo AG, New York Branch, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas, Merrill Lynch Bank USA, Morgan Stanley Bank, and Bank Midwest (Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 12, 2005).
10.13+
Guaranty Agreement, dated as of November 8, 2004, by the Registrant, for the benefit of Bank of America, N.A., a national banking association, as Administrative Agent, and Lenders together with their respective successors and assigns (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 12, 2004).
10.14†+
Form of Restricted Common Shares Award Agreement for Non-Employee Trustees (Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853)).
10.15†+
Form of Restricted Common Shares Award Agreement for Employees pursuant to the GMH Communities Trust Equity Incentive Plan (Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 5, 2005 (File No. 333-121853)).
10.16+
Membership Interest Purchase Agreement, effective as of February 28, 2005, by and between GMH Military Housing, LLC and Gary M. Holloway, Sr. (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 1, 2005).
10.17+
Agreement of Sale, dated as of March 22, 2005, by and among Whitehall Street Real Estate Limited Partnership IX, Bridge Street Real Estate Fund 1998, L.P., W9/JP-M Gen-Par Inc., Stone Street W9/JP-M Corp., Stone Street Real Estate Fund 1998, L.P., GHJP, Inc., Nittany Crossing Intermediate, LLC and GMH Communities, LP, and the individuals as signatories thereto (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.18+
Agreement of Sale, dated as of March 22, 2005, by and among Whitehall V-S Real Estate Limited Partnership V, Stone Street GMH-S Corp., Stone Street Real Estate Fund 1996, L.P., Bridge Street Real Estate Fund 1996, L.P., State College Park Intermediate, LLC and GMH Communities, LP, and the individuals as signatories thereto (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.19+
Contribution Agreement, dated as of March 22, 2005, by and among GMH Communities, LP and Gary M. Holloway, Sr., Bruce F. Robinson, Joseph M. Coyle, Denise Hubley and Robert DiGiuseppe (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).
10.20+
Contribution Agreement, dated as of March 22, 2005, by and among GMH Communities, LP and Gary M. Holloway, Sr., Bruce F. Robinson, Joseph M. Coyle, Denise Hubley and Robert DiGiuseppe (Incorporated by reference from the Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 28, 2005).

10.21†+	Executive Officer Cash Bonus Award Policy (Incorporated by reference from the Registrant's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2005).
10.22+
Registration Rights Agreement, dated as of July 27, 2004, by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P (Incorporated by reference to Exhibit 3 to the Schedule 13D filed with the Securities and Exchange Commission on November 10, 2004 by Vornado Realty Trust, Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C.).
10.23+
Amendment, dated as of November 2, 2004, to Registration Rights Agreement, dated as of July 27, 2004 by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P. (Incorporated by reference to Exhibit 4 to the Schedule 13D filed with the Securities and Exchange Commission on November 10, 2004 by Vornado Realty Trust, Vornado Realty L.P. and Vornado CCA Gainesville, L.L.C.).
10.24+
Amendment, dated as of September 27, 2005, to Registration Rights Agreement, dated as of July 27, 2004 by and among GMH Communities Trust, GMH Communities LP, GMH Communities GP, LLC, Gary M. Holloway, and Vornado Realty L.P.
21.1+	Subsidiaries of the Registrant.
23.1+	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2+	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 8.1 hereto).
23.3+	Consent of Ernst & Young LLP (Philadelphia office).
23.4+	Consent of Ernst & Young LLP (Houston office).
23.5+	Consent of Mantas, Ohlinger, McGary & Quinn, P.C.
23.6+	Consent of Rosen Consulting Group.
24.1+	Power of attorney.

+
Previously filed.

**
Filed herewith.

†
Compensatory plan or arrangement.

Item 37. Undertakings.

          (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)   The undersigned Registrant hereby further undertakes that:

            (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Pennsylvania, on the 28th day of September, 2005.

GMH COMMUNITIES TRUST
By:	/s/ BRUCE F. ROBINSON Bruce F. Robinson President of Military Housing Business

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary M. Holloway, Sr.	President, Chief Executive Officer and Chairman of our Board of Trustees (Principal Executive Officer)	September 28, 2005
/s/ BRUCE F. ROBINSON Bruce F. Robinson	President of Military Housing Business and Trustee	September 28, 2005
* Bradley W. Harris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2005
* Frederick F. Buchholz	Trustee	September 28, 2005
* RADM James W. Eastwood	Trustee	September 28, 2005
* Michael D. Fascitelli	Trustee	September 28, 2005

* Steven J. Kessler	Trustee	September 28, 2005
* Denis J. Nayden	Trustee	September 28, 2005
* Dennis J. O'Leary	Trustee	September 28, 2005
* Richard A. Silfen	Trustee	September 28, 2005
*By:	/s/ BRUCE F. ROBINSON Bruce F. Robinson Attorney-in-Fact

QuickLinks

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES